Exhibit 12.1



                       RATIO OF EARNINGS TO FIXED CHARGES

          Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                                                            Three
                                                                                                                           Months
                                                                                                                            Ended
                                                                            Fiscal Year Ended December 31,                March 31,
                                                                            ------------------------------

                                                                1995        1996        1997        1998        1999        2000
                                                            ----------  ----------  ----------  ----------  ----------  --------
                                                                                        (In thousands)
Pre-tax loss from continuing operations before
   Adjustment for in-kind preferred stock dividends
   and accretion......................................      $    (645)  $  (2,016)  $  (8,461)  $ (36,630)  $ (60,821)  $ (22,158)
Fixed charges:
   Interest expense...................................            205       1,252       6,925      12,300      22,953       8,776
   Amortization of original issue discount and debt
      Issue costs.....................................              -           -         292      16,426      23,708       6,426
   Rentals:
      Office space (33%)..............................             10          32          62         102         134          71
      Telecommunications sites (33%)..................             29         124         427       1,106       5,531       3,270
Preferred stock dividends and accretion...............              -           -           -       3,094       2,930           -
                                                            ----------  ----------  ----------  ---------   ---------   ---------
Total fixed charges...................................            244       1,408       7,706      33,028      55,256     18,543
                                                            =========   =========   =========   =========   =========   ========
Pre-tax loss from continuing operations before
   Adjustment for in-kind preferred stock
   Dividends and accretion............................      $    (401)  $    (608)  $    (755)  $  (6,696)  $  (8,495)  $ (3,615)
                                                            =========   =========   =========   =========   =========   =========
Ratio of earnings to fixed charges....................             (a)         (a)         (a)         (a)         (a)        (a)
                                                            =========   =========   =========   =========   =========   ========


(a) Due to the registrant's losses in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, respectively, the Company must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and $22,158 in 1995, 1996,
1997, 1998, 1999 and the three months ended March 31, 2000, respectively, to achieve a coverage ratio of 1:1.